SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant (X)
Filed by a Party other than the Registrant ( )

Check the appropriate box:


( )  Preliminary Proxy Statement           (  )  Confidential, for Use of the
                                                 Commission Only (as permitted
                                                 by Rule 14a-6(e)(2))
(X)  Definitive Proxy Statement
( )  Definitive Additional Materials
( )  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                        HILB, ROGAL AND HAMILTON COMPANY
                (Name of Registrant as Specified in its Charter)


      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

( )  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

( ) $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

( )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4)  Proposed maximum aggregate value of transaction:

     5)  Total fee paid:

(X)  Fee paid previously with preliminary materials.

( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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     4)  Date Filed:

                 [HILB, ROGAL AND HAMILTON COMPANY LETTERHEAD]

                                                        MARCH 29, 1996

            DEAR SHAREHOLDER:


                 You are cordially invited to attend our Annual
            Meeting of Shareholders on Tuesday, May 7, 1996, at 10:00 a.m. at Crestar Bank, 919 East Main Street, Richmond, Virginia. At the meeting, you will be asked to elect three directors for the class of directors whose term of office expires in 1996, to consider and act upon a proposal to amend the Articles of Incorporation for authorization of preferred stock and to approve the selection of independent auditors for the Company for 1996. On the following pages, you will find the formal notice of annual meeting and the proxy statement.

                 Whether or not you plan to attend the meeting, it is
            important that your shares be represented and voted at the meeting. Therefore, you are urged to complete, sign, date and mail your proxy promptly in the enclosed postage-paid envelope.

                 We hope you will participate in the annual meeting,
            either in person or by proxy.

                                           Sincerely,
                                           /s/ ROBERT H. HILB
                                           Robert H. Hilb
                                           CHAIRMAN AND CHIEF
                                           EXECUTIVE OFFICER

                    [HILB, ROGAL AND HAMILTON COMPANY LOGO]

                              4235 INNSLAKE DRIVE
                                 P.O. BOX 1220
                        GLEN ALLEN, VIRGINIA 23060-1220

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

     The Annual Meeting of Shareholders of Hilb, Rogal and Hamilton Company (the Company) will be held on Tuesday, May 7, 1996, at 10:00 a.m. at Crestar Bank, 919 East Main Street, Richmond, Virginia, for the following purposes:

          1. To elect three directors of the class of directors whose term of office expires in 1996, to serve for a term of three years;

          2. To consider and act upon a proposal to amend the Articles of Incorporation for authorization of 5,000,000 shares of preferred stock;

          3. To consider and act upon a proposal to appoint the firm of Ernst & Young LLP as independent auditors for the Company for the fiscal year ending December 31, 1996; and

          4. To transact such other business as may properly come before the meeting.

     Only shareholders of record at the close of business on March 5, 1996, the record date fixed by the Board of Directors of the Company, are entitled to notice of, and to vote at, the meeting.

                                          By Order of The Board of Directors

                                          DIANNE F. FOX
                                          SENIOR VICE PRESIDENT AND CORPORATE
                                          SECRETARY

March 29, 1996

                                   IMPORTANT

     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE, SIGN, DATE AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE. IF YOU ATTEND THE MEETING, YOU MAY VOTE YOUR SHARES IN PERSON, EVEN THOUGH YOU HAVE PREVIOUSLY SIGNED AND RETURNED YOUR PROXY.

                                PROXY STATEMENT

     Proxies in the form enclosed are solicited by the Board of Directors for the Annual Meeting of Shareholders to be held on May 7, 1996, and any duly reconvened meeting after adjournment thereof (the Meeting). Any shareholder who executes a proxy has the power to revoke it at any time by written notice to the Secretary of the Company, by executing a proxy dated as of a later date or by voting in person at the Meeting. It is expected that this proxy statement and the enclosed proxy card will be mailed on or about March 29, 1996, to all shareholders entitled to vote at the Meeting.

     The cost of soliciting proxies for the Meeting will be borne by the Company. The Company does not intend to solicit proxies other than by use of the mails, but certain officers and employees of the Company or its subsidiaries, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain proxies. The Company may also reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in forwarding proxy materials to the beneficial owners of the shares.

     On the record date of March 5, 1996, the date for determining shareholders entitled to notice of, and to vote at, the Meeting, there were outstanding 13,742,367 shares of Common Stock. Each share of Common Stock is entitled to one vote on all matters to be acted upon at the Meeting. A majority of the shares entitled to vote, represented in person or by proxy, will constitute a quorum for the transaction of business at the Meeting.

     The management and directors are not aware of any matters to be presented for action at the Meeting other than the matters stated in the notice of the Meeting. If any such matter requiring a vote of the shareholders should properly come before the Meeting, unless otherwise instructed, it is the intention of the persons named in the proxy card to vote such proxy in accordance with their best judgment.

                        SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth, as of March 1, 1996, certain information with respect to the beneficial ownership of the Company's Common Stock by each director and nominee; the Chief Executive Officer, Robert H. Hilb, and each of the Company's four other most highly paid executive officers who own shares of the Company's Common Stock, Andrew L. Rogal, John C. Adams, Jr., Ronald J. Schexnaydre and Timothy J. Korman (collectively, the Named Executive Officers); and all directors and officers as a group. Except as otherwise indicated, each individual named has sole investment and voting power with respect to the shares shown.


                                                   NUMBER OF
                                                 COMMON SHARES
                   NAME OF                       AND NATURE OF
           BENEFICIAL OWNER/NUMBER                BENEFICIAL       PERCENT
             OF PERSONS IN GROUP                   OWNERSHIP       OF CLASS
Robert H. Hilb                                      342,750(1)        2.5
John C. Adams, Jr.                                  122,750(1)(2)      **
Andrew L. Rogal                                      89,140(1)(3)      **
J.S.M. French                                        52,500(1)         **
Timothy J. Korman                                    45,776(1)         **
Ronald J. Schexnaydre                                42,063(1)         **
Robert S. Ukrop                                      30,648(1)(4)      **
Theodore L. Chandler, Jr.                            27,550(1)         **
Thomas H. O'Brien                                    17,597(1)         **
Norwood H. Davis, Jr.                                14,942(1)         **
Philip J. Faccenda                                    6,500(1)         **
All directors and officers as a group
  (19 persons, including those named)               864,956(5)        6.3


 ** Percentage of ownership is less than 1% of the outstanding shares of Common
    Stock of the Company.


(1) The number of shares indicated includes 51,250 shares for Mr. Hilb; 35,750 shares for Mr. Adams; 34,500 shares for Mr. Rogal; 12,500 shares for Mr. French; 20,500 shares for Mr. Korman; 26,000 shares for Mr. Schexnaydre; 12,500 shares for Mr. Ukrop; 12,500 shares for Mr. Chandler; 12,500 shares for Mr. O'Brien; 4,000 shares for Mr. Davis; and 4,000 shares for Mr. Faccenda, each respectively represented by options granted under the Company's 1989 Stock Plan, which are exercisable within sixty days after March 1, 1996.


(2) The number of shares indicated includes 6,000 shares owned by a trust for John C. Adams' wife. Mr. Adams disclaims beneficial ownership of such shares.

(3) The number of shares indicated includes 17,300 shares held in a trust for which Andrew L. Rogal is a trustee. Although Mr. Rogal, as trustee, has voting and investment power for these shares, he disclaims beneficial ownership thereof.

(4) The number of shares indicated includes 1,250 shares owned by an investment club in which Robert S. Ukrop is an officer, for which voting and investment power is shared.

(5) The number of shares indicated includes 4,250 shares represented by options granted under the Company's 1986 Incentive Stock Option Plan and 258,500 shares represented by options granted under the Company's 1989 Stock Plan, which are exercisable within sixty days after March 1, 1996.

                         SECURITY OWNERSHIP OF CERTAIN
                               BENEFICIAL OWNERS

     The following table sets forth, as of March 1, 1996, certain information with respect to each person known by the Company to be the beneficial owner of 5% or more of the outstanding shares of Common Stock of the Company. In preparing the table below, the Company has relied, without further investigation, on information contained on the Schedule 13G filed by each reporting person with the Securities and Exchange Commission (the Commission) under the Securities Exchange Act of 1934, as amended (the Exchange Act).


                                            NUMBER OF COMMON
             NAME AND ADDRESS               SHARES AND NATURE        PERCENT
           OF BENEFICIAL OWNER           OF BENEFICIAL OWNERSHIP     OF CLASS
Quest Advisory Corporation (1)                     896,075(1)           6.3
Quest Management Company
Charles M. Royce
1414 Avenue of the Americas
New York, New York 10019

Lindner Growth Fund (2)                            825,000(2)           5.7
Ryback Management Corporation
7711 Carondelet Avenue
Box 16900
St. Louis, Missouri 63105

T. Rowe Price Associates, Inc. (3)                 791,400(3)           5.6
100 East Pratt Street
Baltimore, Maryland 21202


(1) Quest Advisory Corporation (Quest), Quest Management Company (QMC) and Charles M. Royce (Royce) filed a joint Schedule 13G pursuant to Rule 13d-(1)(b)(ii)(H) of the Exchange Act to report with respect to beneficial ownership as of December 31, 1995 by Quest and QMC, Investment Advisers registered under Section 203 of the Investment Advisers Act of 1940. Quest reported that it has sole voting power as to 835,875 shares and sole dispositive power as to 835,875 shares. QMC reported that it has sole voting power as to 60,200 shares and sole dispositive power as to 60,200 shares. Royce may be deemed to be a controlling person of Quest and QMC, and as such may be deemed to beneficially own the shares; however, Royce does not own any shares outside of Quest and QMC, and disclaims beneficial ownership of the shares held by Quest and QMC. The reporting group represented in the
    Schedule 13G that the shares of Common Stock reported thereon were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the Company and were not acquired in connection with or as a participant in any transaction having such purpose or effect.


(2) Ryback Management Corporation (Ryback), an investment company adviser, filed a Schedule 13G pursuant to the Exchange Act to report with respect to beneficial ownership as of December 31, 1995 by the Lindner Growth Fund. Lindner Growth Fund is a separate series of the Lindner Investment Series Trust, an Investment Company registered under Section 8 of the Investment Company Act. Ryback reported that it has sole voting power as to 825,000 shares and sole dispositive power as to 825,000 shares. Ryback represented in the Schedule 13G that the shares of Common Stock reported thereon were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the Company and were not acquired in connection with or as a participant in any transaction having such purpose or effect.


(3) T. Rowe Price Associates, Inc. (Price Associates), an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940, filed a
    Schedule 13G pursuant to the Exchange Act to report with respect to beneficial ownership as of December 31, 1995. Price Associates reported it has sole voting power as to 41,700 shares and sole dispositive power as to 791,400 shares. For purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of these shares; however, Price Associates expressly disclaims beneficial ownership of such shares. These shares are owned by various individual and institutional investors which Price Associates serves as an investment adviser with power to direct investments and/or sole power to vote the shares. Price Associates represented in the Schedule 13G that the shares of Common Stock reported thereon were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the Company and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                  PROPOSAL ONE
                             ELECTION OF DIRECTORS

     Three directors are to be elected at the Meeting to serve for terms of three (3) years expiring on the date of the Annual Meeting in 1999 and until their successors are elected.

     It is intended that the votes represented by the proxies, unless otherwise specified, will be cast for the election as directors of the nominees listed below, each of whom is now a director of the Company. The election of each nominee for director requires the affirmative vote of the holders of a plurality of the shares of Common Stock of the Company cast in the election of directors. Votes that are withheld and shares held in street name (broker shares) that are not voted in the election of directors will not be included in determining the number of votes cast. Each nominee has consented to being named in the proxy statement and has agreed to serve if elected. If, at the time of the Meeting, any nominee should be unable to serve as a director, votes will be cast, pursuant to the enclosed proxy, for such substitute nominee as may be nominated by the Board of Directors.

     As of the date of this proxy statement, the Board of Directors has no reason to believe that any of the nominees will be unable or unwilling to serve.

     The following information is furnished with respect to each nominee and each director whose term of office will continue after the Meeting.

                NOMINEES FOR ELECTION FOR TERMS EXPIRING IN 1999

     Theodore L. Chandler, Jr., 43, has been a principal in the law firm of Williams, Mullen, Christian & Dobbins in Richmond, Virginia since 1982 and has been a director of the Company since 1986. Williams, Mullen, Christian & Dobbins has represented the Company as legal counsel since the Company's formation in 1982. He is a director of Lawyers Title Corporation. Mr. Chandler is a member of the Audit Committee, the Compensation Committee and the Executive Committee.

     Norwood H. Davis, Jr., 56, has been Chairman of the Board and Chief Executive Officer of Trigon Blue Cross Blue Shield, a company engaged in the delivery of insurance and related employee benefits products in Virginia, since 1989 and has been a director of the Company since 1994. He is a director of Signet Banking Corporation. Mr. Davis is Chairman of the Audit Committee.

     Thomas H. O'Brien, 59, has been Chairman and Chief Executive Officer of PNC Bank Corp., a multi-bank holding company engaged in financial services activities in Pittsburgh, Pennsylvania, since 1985 and has been a director of the Company since 1982. He has been Chairman of PNC Bank, National Association, a national banking institution in Pittsburgh, Pennsylvania, since 1993. He is a director of Bell Atlantic Corporation and PNC Bank Corp. Mr. O'Brien is a member of the Audit Committee, the Compensation Committee and the Nominating Committee.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE NOMINEES SET FORTH ABOVE.

         INCUMBENT DIRECTORS WHOSE TERMS EXPIRE AT 1997 ANNUAL MEETING

     Robert H. Hilb, 69, has been Chairman and Chief Executive Officer of the Company since 1991 and has been a director of the Company since 1982. He was President of the Company from 1982 to 1995. He is a director of Lawyers Title Corporation. Mr. Hilb is Chairman of the Executive Committee and Chairman of the Nominating Committee.

     Andrew L. Rogal, 47, has been President and Chief Operating Officer of the Company since 1995 and has been a director of the Company since 1989. He was Executive Vice President of the Company from 1991 to 1995 and Senior Vice President of the Company from 1990 to 1991. He was Chief Executive Officer of Hilb, Rogal and Hamilton Company of Pittsburgh, Inc., a subsidiary of the Company, from 1990 to 1995 and was President of this subsidiary from 1987 to 1993. Mr. Rogal is a member of the Executive Committee.

     Philip J. Faccenda, 66, has been Vice President and General Counsel, Emeritus of the University of Notre Dame, a higher education facility in Notre Dame, Indiana, since 1995 and has been a director of the Company since 1993. He was Vice President and General Counsel of the University of Notre Dame from 1992 to 1994. Prior thereto, he was a partner in the law firm of Barnes & Thornburg in South Bend, Indiana from 1982 to 1992. He has been President of Bear Financial Corp., a private holding company, in South Bend, Indiana since 1987. Mr. Faccenda is a trustee of the University of Notre Dame, University of Portland and St. Mary's College. He is a director of First Source Corporation. Mr. Faccenda is Chairman of the Compensation Committee.

         INCUMBENT DIRECTORS WHOSE TERMS EXPIRE AT 1998 ANNUAL MEETING

     J.S.M. French, 55, has been President of Dunn Investment Company, a construction and investment company in Birmingham, Alabama, since 1978 and has been a director of the Company since 1984. He is a director of First Alabama Bancshares, Inc. and Energen Corporation. Mr. French is a member of the Audit Committee, the Compensation Committee and the Nominating Committee.

     Robert S. Ukrop, 49, has been President and Chief Operating Officer of Ukrop's Super Markets, Inc., a chain of retail food stores in Richmond, Virginia, since 1994 and has been a director of the Company since 1989. He was Executive Vice President of Ukrop's Super Markets, Inc. from 1987 to 1994. He is a first cousin of Timothy J. Korman, Executive Vice President, Chief Financial Officer and Treasurer of the Company. Mr. Ukrop is a member of the Executive Committee and the Nominating Committee.

               MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS


     The standing committees of the Board of Directors are the Executive Committee, the Audit Committee, the Compensation Committee and the Nominating Committee. The Executive Committee, which is subject to the supervision and control of the Board of Directors, has been delegated substantially all of the powers of the Board of Directors in order for the Executive Committee to act between meetings of the Board. The responsibilities of the Audit Committee include the review of the scope and the results of the work of the independent auditors and internal auditors, the review of internal accounting controls and the recommendation of the independent auditors to be designated for the ensuing year. As more fully discussed below under "Compensation Committee Report on Executive Compensation," the Compensation Committee establishes the compensation of all executive officers of the Company with the title of senior vice president and above and administers the Company's stock option plans, the Outside Directors Deferral Plan and the Supplemental Executive Retirement Plan. The Nominating Committee is responsible for recommending to the Board of Directors persons to be nominated for election as directors of the Company. Refer to "Proposals for 1997 Annual Meeting."


     In 1995, there were four meetings of the Board of Directors, two meetings of the Executive Committee, two meetings of the Audit Committee and three meetings of the Compensation Committee. The Nominating Committee did not meet during 1995. Each member of the Board of Directors attended at least 75% of the aggregate total number of meetings of the Board and the committees on which he served.

                            DIRECTORS' COMPENSATION

     Each director who is not an officer of the Company receives an annual retainer of $10,000, a fee of $2,500 for each Board meeting attended and a fee of $500 for each committee meeting attended if such meeting occurs on a day other than a scheduled meeting of the Board of Directors. Directors who are also officers of the Company receive no compensation for their services as directors.

     The Company has an Outside Directors Deferral Plan which permits a non-employee director to defer all or a portion of his compensation. Interest will be paid on the amounts deferred at a rate determined by the Compensation Committee. Subject to certain restrictions, the director may elect at the time of deferral to take cash distributions, in whole or in part, from his account either prior to or following termination of service.


     The Company has a 1989 Stock Plan which provides that each non-employee director will receive a grant of an option to purchase 2,000 shares of the Common Stock on the first business day following the Annual Meeting of Shareholders in each of the years 1993 through 1997. Therefore, pursuant to said plan, on May 3, 1995, Theodore L. Chandler, Jr., Norwood H. Davis, Jr., Philip
J. Faccenda, J.S.M. French, Thomas H. O'Brien and Robert S. Ukrop were each granted an option to purchase 2,000 shares of the Common Stock of the Company. The exercise price of all options granted to each non-employee director is the fair market value of the Common Stock on the date of grant. All of the options become exercisable six months after the date of grant and expire ten years from the date of grant.


            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     Under rules established by the Commission, the Company is required to provide certain information with respect to the compensation and benefits provided to the Company's Chief Executive Officer, Robert H. Hilb, and the other Named Executive Officers. The following report of the Compensation Committee of the Board of Directors addresses the Company's compensation policies in effect during 1995.

                         ROLE OF COMPENSATION COMMITTEE

     Decisions on compensation of certain executive officers of the Company are made by the Compensation Committee of the Board. Each member of the Compensation Committee is a non-employee director and qualifies as a disinterested person for purposes of Rule 16b-3 adopted by the Commission under the Exchange Act. The Compensation Committee has authority from the Board to review and determine the salaries of all of the Company's executive officers with the title of senior vice president and above.

     In addition to determining salaries, the Compensation Committee reviews and approves management incentive programs and other benefits for executive officers. The Compensation Committee also administers the Company's stock option plans. Finally, the Committee recommends to the Board of Directors such other forms of remuneration as the Committee deems appropriate. All decisions by the Compensation Committee relating to the compensation of the Company's executive officers are reported to the full Board.

     The following is the text of the report adopted by the Compensation Committee with respect to executive compensation for 1995.

                        EXECUTIVE COMPENSATION POLICIES

     The Compensation Committee's executive compensation policies are designed to provide competitive levels of compensation that integrate pay with the Company's annual and long-term performance goals, recognize individual initiative and achievement and assist the Company in attracting and retaining highly qualified executives. They provide for competitive base salaries which reflect individual performance and level of responsibility, annual bonuses payable in cash on the basis of Company financial success, individual merit and achievement in obtaining annual performance goals and long-term stock-based incentive opportunities which strengthen the mutuality of interests between senior management and the Company's shareholders.

     In furtherance of its responsibility to determine executive compensation, the Compensation Committee annually, or more frequently, reviews the Company's executive compensation program. The Compensation Committee evaluates the salaries and compensation structures of executive officers of peer companies in the industry in order to establish general parameters within which it may fix competitive compensation for its executive officers. The peer group used for compensation analysis for 1995 is the same as the peer group reflected in the performance graph included in this proxy statement.

     The Compensation Committee then determines the appropriate salary and management incentive opportunity for each executive officer using a number of factors, including the executive officer's individual duties and responsibilities in the Company, tenure, his or her relative importance to the overall success of the Company's short and long-term goals and attainment of individual performance goals, if appropriate. The Compensation Committee adopted a policy in 1995 of transitioning the executive officer's incentive bonus to a level where it may constitute fifty percent (50%) of his or her base compensation in those years in which the Company and the executive officer's performance so warrant. This is a more specific reiteration of the core compensation philosophy of the Compensation Committee that incentive compensation should be a very substantial component of total compensation.

     Combining subjective and objective policies and practices, this assessment process is undertaken annually, or more frequently, by the Compensation Committee in order to implement the Company's pay-for-performance policy, which focuses on an executive officer's total compensation, including cash and non-cash compensation, from all sources. Based upon the Committee's review of executive compensation in the Company's industry, the Committee believes that the Company's compensation of its executive officers is comparable to its peer companies and provides proper incentives to the executive officer group.

                    1995 BASE SALARIES AND ANNUAL INCENTIVES

     In 1995, the Compensation Committee approved moderate increases in the base salaries of Messrs. Hilb, Rogal, Schexnaydre and Korman. This follows on a two year period when base compensation was flat except for increases for additional responsibilities. In determining the amounts of salary and bonus paid to Mr. Hilb in 1995, the Compensation Committee primarily took into account the Company's revenues and earnings, Mr. Hilb's leadership during a period of difficult conditions in the insurance market and the performance of the Company compared to others in its industry group. Mr. Hilb's base salary was increased by $20,000 to $380,000 for 1995.

     The Company's executive officers are also eligible for an annual management incentive award in the form of a cash bonus. The Named Executive Officers participate in a three year incentive bonus plan, which was implemented in 1994, wherein a bonus pool is established based on improved earnings per share and increased amounts of pre-tax profits over the preceding year. The purpose of the program is to more closely align the interests of the senior executives with the shareholders and further strengthen the Company's pay-for-performance policy. The Committee awards bonuses from the bonus pool to the Named Executive Officers based on the executive's individual performance and retains discretion not to pay out the entire pool, if circumstances so warrant. In February 1996, utilizing the aforementioned factors and in recognition of his leadership in the improvement in profitability over the previous year, the Committee awarded Mr. Hilb an incentive bonus of $140,000 out of the pool for his 1995 performance.

                    DECEMBER 1993 STOCK OPTION AWARD VESTING


     In December 1993, the Compensation Committee developed a three year performance-based program for granting stock options to the executive officers of the Company. This program was implemented to more clearly align the interests of the program participants with the Company's shareholders and, for three years, will take the place of other option grants to the participants. The December 1993 Options are subject to performance-based vesting criteria with the earliest vesting in January 1995. With respect to the allocation of available options among the Named Executive Officers and other executive officers, the Committee was of the view that as a person's ability to impact earnings per share and other direct elements of stock value increases, greater portions of total compensation should be linked to the long-term performance of the Company's Common Stock. Based upon this criteria, the Committee granted Mr. Hilb a December 1993 Option to acquire 30,000 shares of the Common Stock.


     The exercise price of the December 1993 Options was based on the closing sales price of the Common Stock as reported on the New York Stock Exchange on the date of grant which was $13.25. The right to exercise the December 1993 Options vests at a rate of 33 1/3% of the aggregate number of shares covered by such options on each January 31, 1995, January 31, 1996 and January 31, 1997. However, the right to exercise such options is contingent upon (i) the continued employment of optionee from the date of grant, except in the event of his death, permanent disability or retirement and (ii) an increase of at least 10% in the annual earnings per share of the Common Stock of the Company over the immediately prior year. The shares will not be available for vesting if either of these criteria is not met for each vesting period. The December 1993 Options expire ten years from date of grant. Based on the above criteria, 33 1/3% of the December 1993 Options vested on January 31, 1995 and 33 1/3% did not vest on January 31, 1996.

                               TAX CONSIDERATIONS


     The Omnibus Budget Reconciliation Act of 1993 established certain criteria for the tax deductibility of compensation in excess of $1.0 million paid to the Company's executive officers. The Company is not in danger of losing deductions under the law. The Committee will carefully consider any plan or compensation arrangement that would result in the disallowance of compensation deductions. The Committee will use its best judgment in such cases, taking all factors into account, including the materiality of any deductions that may be lost. To date, the Committee has not adopted a policy that dictates its decision in such a situation.


     The tables which follow this report, and accompanying narrative and footnotes, reflect the decisions covered by the above discussion.

            SUBMITTED BY THE COMPENSATION COMMITTEE OF THE COMPANY'S
                              BOARD OF DIRECTORS:

                               PHILIP J. FACCENDA
                                 J.S.M. FRENCH
                               THOMAS H. O'BRIEN
                           THEODORE L. CHANDLER, JR.

                       COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

     Theodore L. Chandler, Jr., a member of the Company's Compensation Committee, is a principal in the law firm of Williams, Mullen, Christian & Dobbins, Richmond, Virginia, which serves as outside counsel to the Company.

                           SUMMARY COMPENSATION TABLE

     The following table sets forth the annual and long-term compensation paid by the Company to each of the Named Executive Officers for the fiscal years ended December 31, 1995, 1994 and 1993.


                                                                                            LONG-TERM
                                                                                           COMPENSATION
                                                                                              AWARDS
                                                        ANNUAL COMPENSATION                 SECURITIES
                                                                          OTHER ANNUAL      UNDERLYING
            NAME AND                                                      COMPENSATION       OPTIONS           ALL OTHER
       PRINCIPAL POSITION           YEAR     SALARY($)     BONUS($)          ($)(4)            (#)          COMPENSATION ($)
Robert H. Hilb                      1995     380,000      140,000(1)           --               --           190,229(7)(8)
Chairman and                        1994     360,000      175,000(2)           --               --            15,505(7)(8)
  Chief Executive Officer           1993     360,000      120,000(3)           --           30,000(5)          9,324(7)
                                                                                            15,000(6)
Andrew L. Rogal                     1995     281,593      60,000(1)            --               --            74,943(7)(8)
President and                       1994     250,000      75,000(2)            --               --             9,306(7)(8)
  Chief Operating Officer           1993     250,000      56,000(3)            --           30,000(5)          7,075(7)
                                                                                            10,000(6)
John C. Adams, Jr.                  1995     240,000      48,000(1)            --               --            87,699(7)(8)
Executive Vice                      1994     240,000      60,000(2)            --               --            11,188(7)(8)
  President                         1993     240,000      56,000(3)            --           30,000(5)          9,324(7)
                                                                                            10,000(6)
Ronald J. Schexnaydre               1995     195,000      48,000(1)            --               --            48,857(7)(8)
Senior Vice President               1994     172,500      60,000(2)            --               --             9,926(7)(8)
                                    1993     153,333      30,000(3)            --           30,000(5)          6,133(7)
                                                                                            10,000(6)
Timothy J. Korman                   1995     120,000      40,500(1)            --               --            30,490(7)(8)
Executive Vice President,           1994     102,000      45,000(2)            --               --             6,226(7)(8)
  Chief Financial Officer           1993      92,667      36,000(3)            --           15,000(5)          3,707(7)
  and Treasurer                                                                              5,000(6)


(1) Bonuses included herein were paid in 1996 for services rendered in 1995.

(2) Bonuses included herein were paid in 1995 for services rendered in 1994.

(3) Bonuses included herein were paid in 1993 and 1994 for services rendered in 1992 and 1993.

(4) The dollar value of perquisites and other personal benefits received by each of the Named Executive Officers did not exceed the lesser of either $50,000 or 10 percent of the total amount of annual salary and bonus reported for any named individual.


(5) The stock options detailed above were granted under the Company's 1989 Stock Plan in December 1993. Refer to "December 1993 Stock Option Award Vesting" in the Compensation Committee Report on Executive Compensation for terms of such options, 33 1/3% of which vested on January 31, 1995 and 33 1/3% of which did not vest on January 31, 1996.


(6) The stock options detailed above, granted pursuant to the 1989 Stock Plan, contain a provision whereby the right to exercise such options vests at a rate of 20% of the aggregate number of shares covered by such options for each one full year of continued employment from the grant date, with total exercisability occurring upon five full years of continued employment by the Company, and expire ten years from grant date.

(7) The amount shown for each Named Executive Officer for 1995 includes the Company's profit sharing and 401(k) matching contributions as follows: Mr. Hilb, $6,000; Mr. Rogal, $4,500; Mr. Adams, $6,000; Mr. Schexnaydre, $6,000;
    and Mr. Korman, $4,800. The amount shown for each Named Executive Officer for 1994 includes the Company's profit sharing and 401(k) matching contributions as follows: Mr. Hilb, $8,250; Mr. Rogal, $6,750; Mr. Adams, $8,250; Mr. Schexnaydre, $8,250; and Mr. Korman, $5,610. The amount shown for 1993 represents the Company's profit sharing and 401(k) matching contributions to each Named Executive Officer.

(8) The amount shown for each Named Executive Officer for 1995 includes the Company's expense to the Supplemental Executive Retirement Plan as follows:
    Mr. Hilb, $184,229; Mr. Rogal, $70,443; Mr. Adams, $81,699; Mr. Schexnaydre, $42,857; and Mr. Korman, $25,690. The amount shown for each Named Executive Officer for 1994 includes the Company's expense to the Supplemental Executive Retirement Plan as follows: Mr. Hilb, $7,255; Mr. Rogal, $2,556; Mr. Adams, $2,938; Mr. Schexnaydre, $1,676; and Mr. Korman, $616.

                       OPTION GRANTS IN LAST FISCAL YEAR

     No stock options were granted to the Named Executive Officers during fiscal year 1995. No stock appreciation rights (SARs) were granted in fiscal year 1995. There are no outstanding SARs.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR END OPTION VALUES

     The following table provides information concerning the value of the outstanding options for the Named Executive Officers on December 31, 1995. There were no stock options exercised by any named individual during 1995. There are no outstanding SARs.

                             NUMBER OF SECURITIES             VALUE OF UNEXERCISED
                                  UNDERLYING                  IN-THE-MONEY OPTIONS
                            UNEXERCISED OPTIONS AT             AT FISCAL YEAR END
                            FISCAL YEAR END (#)(1)                   ($)(2)
   NAME                     EXERCISABLE / UNEXERCISABLE      EXERCISABLE / UNEXERCISABLE
Robert H. Hilb                  46,250 / 33,000                   21,250 / 5,000
Andrew L. Rogal                 30,500 / 30,000                   18,250 / 5,000
John C. Adams, Jr.              31,750 / 30,000                   18,250 / 5,000
Ronald J. Schexnaydre           23,000 / 28,000                   15,125 / 3,750
Timothy J. Korman               18,500 / 15,000                   14,500 / 2,500

(1) The aggregate number of exercisable and unexercisable options detailed above are based on the provisions of the Company's stock option plans as of December 31, 1995. Since that date, additional stock options for the Named Executive Officers are exercisable within sixty days after March 1, 1996, and are reflected in the Security Ownership Table and included in footnote
    (1) of that table.

(2) The value of in-the-money options was calculated by determining the difference between the closing price of $13.375 per share of the Company's Common Stock on the New York Stock Exchange on December 29, 1995, the last trading day of the fiscal year, and the exercise price of the options.

                          PROFIT SHARING SAVINGS PLAN

     The Company has adopted a broad-based Profit Sharing Savings Plan (the Profit Sharing Plan) in which the Named Executive Officers are permitted to participate on the same terms as other employees who meet applicable eligibility criteria. The Profit Sharing Plan includes a salary reduction provision under
Section 401(k) of the Internal Revenue Code. Each year, the Board of Directors determines the Company's level of contribution to the Profit Sharing Plan, including any matching contributions in connection with the salary reduction provision under Section 401(k). For 1995, the Profit Sharing Plan provided that the minimum annual profit sharing contribution percentage was 3% of eligible compensation, subject to certain earnings restrictions, and the matching contribution was not less than 25% of the first 4% of a participant's salary reduction. The Company profit sharing contribution was 3% of participating employees' eligible compensation and the Company matching contribution was $451,000 under the salary reduction provision of the Profit Sharing Plan.

     As of January 1, 1996, the Profit Sharing Plan was amended to provide that the Company's profit sharing contribution percentage for 1996 and future years will be determined annually by the Board of Directors based on the net earnings of the Company and the matching contribution will be equal to 50% of the first 4% of a participant's salary reduction. The Profit Sharing Plan was further amended to allow a participant to elect to contribute on a pre-tax salary reduction basis from 1% to 15% of his compensation to the plan, with the maximum annual contribution limited to $9,500 in 1996.

                     SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

     The Named Executive Officers participate in the Company's Supplemental Executive Retirement Plan, which is an unfunded defined benefit plan not qualified under the Internal Revenue Code. The retirement benefits are computed without regard to the social security offset but are offset by benefits attributable to Company contributions payable from the Company's Profit Sharing Plan. Retirement benefits are payable in the form of a single life annuity.


     The formula for calculating retirement benefits is based upon the product of a participant's applicable percentage, years of service for purposes of benefit accrual, final average compensation and vesting percentage. The applicable percentage is 3.3% for an employee who becomes a vice president on or after reaching age 50 and 4.0% for an employee who becomes a vice president before reaching age 50. Years of service for purposes of benefit accrual means service with the Company at the officer rank of vice president or higher but limited to a maximum of 15 years. Final average compensation is the participant's average annual compensation for the 60 whole months prior to separation from service. A participant is subject to a graduated vesting schedule over a 15 year period. Termination of employment prior to having attained normal retirement age (age 65, except for a grandfathered participant whose age is 70), or without having been credited with 15 years of service will result in a reduced benefit. Once determined, this benefit is offset by the actuarial equivalent benefit produced by amounts attributable to Company contributions to the Profit Sharing Plan.

     On February 5, 1996, Mr. Hilb's benefit under the plan as a grandfathered participant was fixed at $185,000 per annum. Based upon current compensation and profit sharing account balances, with service projected to normal retirement age, the estimated annual benefits payable upon retirement at normal retirement age for each of the other Named Executive Officers under the plan would be as follows: Mr. Rogal, $280,675; Mr. Adams, $111,059; Mr. Schexnaydre, $73,527; and Mr. Korman, $81,930.

                             EMPLOYMENT AGREEMENTS


     Mr. Hilb entered into an employment agreement with the Company on June 1, 1982, for an original term of 10 years. The agreement, as amended, provides for an annual review of his salary by the Compensation Committee of the Board of Directors of the Company, which may make any adjustments it deems appropriate, provided that he will not be paid a salary less than $310,000 per annum for the year beginning January 1, 1996 and any subsequent year. The agreement was further amended to extend the initial term of employment to fourteen years and seven months.



     Mr. Rogal entered into a three year employment agreement with the Company on November 10, 1995 upon his election as President and Chief Operating Officer. The effective date of the agreement is January 1, 1996 and may be renewed after the initial three year term for additional one year terms. Under the agreement, Mr. Rogal will be paid an initial annual base salary of $305,000, with subsequent modifications to be determined by the Compensation Committee of the Board of Directors of the Company. The agreement may be terminated at any time after the initial term, with or without cause, upon 90 days written notice by either party, and may be terminated at any time by the Company for cause.



     Messrs. Adams, Schexnaydre and Korman are all employed under standard employment agreements. All such agreements may be terminated for cause and may be terminated without cause on notice of 90 days or less. In no case would any of the foregoing individuals be entitled to compensation greater than 90 days of base salary.


     All of the employment agreements contain restrictive covenants relating to the protection of confidential information and clients of the Company.

                              CERTAIN TRANSACTIONS


     Andrew L. Rogal, President and Chief Operating Officer of the Company, received a loan from the Company in the aggregate amount of $200,000 on September 25, 1995. The purpose of the loan was to provide Mr. Rogal with bridge financing for the purchase of a personal residence in Richmond, Virginia in connection with his relocation from Pittsburgh, Pennsylvania. The loan is secured by shares of the Common Stock of the Company owned by Mr. Rogal. The note is due on the earlier to occur of: (i) September 25, 1997 or (ii) the sale of Mr. Rogal's former residence, and bears interest at the rate of 5.73% per annum until paid.

                               PERFORMANCE GRAPH

     The following Performance Graph sets forth the cumulative total shareholder return, assuming reinvestment of dividends, on the Company's Common Stock with the cumulative total return, assuming reinvestment of dividends, of (1) the S&P 500 Index and (2) the Company's Peer Group Index during the five year period ended December 31, 1995. The Peer Group Index includes the Company, Arthur J. Gallagher & Co., Poe & Brown, Inc., Marsh & McLennan Cos., Inc. and Alexander & Alexander Services Inc. The Company selected this group in its good faith belief that these other public companies are most similar to the Company's insurance agency business.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
AMONG, HILB, ROGAL AND HAMILTON COMPANY, S&P 500 INDEX & PEER GROUP INDEX

                              [GRAPH APPEARS HERE]

                          1990  1991   1992  1993  1994   1995

Hilb, Rogal and Hamilton   100    92    112    94    94    108
S&P 500 Index              100   130    140   155   157    215
Peer Group Index           100   106    126   115   116    133

                                  PROPOSAL TWO
                   AUTHORIZATION OF SHARES OF PREFERRED STOCK


     The Board of Directors has unanimously approved, and recommends to the shareholders that they adopt an amendment to Article 3 of the Articles of Incorporation that would authorize 5,000,000 shares of preferred stock with such relative rights, preferences, limitations and class or series designations as shall be determined by the Board of Directors.


     The Company's Articles of Incorporation currently authorize the issuance of 50,000,000 shares of Common Stock. No holder of Common Stock has any preemptive rights.

     Under the proposed amendment, in creating a new class or series of preferred stock, the Board of Directors would set the rights of such class or series as to dividends, voting, preferences, liquidations and redemption. This would enable the Board of Directors to act promptly in issuing a new class or series of preferred stock and to tailor the terms of such class or series to the transaction or circumstances to which such issuance relates. The Company will from time to time consider issuing shares of preferred stock or rights to acquire preferred stock.

     The full text of Proposal Two is attached to this proxy statement as Exhibit A, which shareholders are urged to read carefully.

                      PURPOSES AND EFFECTS OF PROPOSAL TWO

     The Board of Directors believes that the authorization of shares of preferred stock as contemplated by Proposal Two would benefit the Company and its shareholders by giving the Company needed flexibility in its corporate planning and in responding to developments in the Company's business, including possible financing and acquisition transactions, stock dividends and other general corporate purposes. Having such authorized shares available for issuance in the future would give the Company greater flexibility and allow shares of preferred stock to be issued without the expense and delay of a special shareholders' meeting. The Company does not have any present plan or agreement for the issuance of preferred stock.

     Except as otherwise required by applicable law or regulation, the shares of preferred stock to be authorized in Proposal Two will be issuable without further authorization by vote or consent of the shareholders and on such terms and for such consideration as may be determined by the Board of Directors.


     The issuance of shares of preferred stock could adversely affect the rights of the Company's common shareholders, since the dividend and liquidation rights of the common shareholders will generally be subordinate to the rights of preferred shareholders.


     The Board of Directors could use preferred stock to discourage an attempt to change control of the Company, even though a change in control might be perceived as desirable by some shareholders, by, among other things, selling a substantial number of shares of preferred stock to persons who have an arrangement with the Company concerning the voting of such shares, or by distributing shares of preferred stock, or rights to receive such shares, to the shareholders. In this respect, certain corporations have issued as a dividend to their common shareholders shares of preferred stock or rights to acquire shares of preferred stock having terms designed to encourage negotiated rather than unilateral takeover proposals and to protect against the adverse consequences of certain abusive takeover tactics such as open market accumulation programs and partial and front-end loaded takeovers and freezeouts. The shares of authorized preferred stock would be available for such purposes and the Board of Directors may from time to time consider issuing shares of preferred stock for such purposes. The ability to issue shares of preferred stock also would allow the Board of Directors to issue shares only to shareholders supportive of management's position. This could provide management with the means to block a business combination considered desirable by some shareholders. In addition, the Board could authorize the issuance of a series of preferred stock that votes as a class, either separately or with the holders of Common Stock, on any merger, sale or exchange of assets by the Company or any other extraordinary corporate transaction.


     The proposed amendment to the Articles of Incorporation is permitted under Virginia law and is consistent with the rules of the New York Stock Exchange, upon which the Company's Common Stock is listed and traded.

                                 VOTE REQUIRED

     Under Virginia law, more than two-thirds of the outstanding shares of the Company's Common Stock must approve Proposal Two. Abstentions and broker shares that are not voted on the matter will have the same effect as a negative vote.

     THE BOARD OF DIRECTORS BELIEVES THAT THE PROPOSED AMENDMENT OF THE COMPANY'S ARTICLES OF INCORPORATION IS IN THE BEST INTERESTS OF BOTH THE COMPANY AND ITS SHAREHOLDERS AND RECOMMENDS THAT THE SHAREHOLDERS VOTE IN FAVOR OF PROPOSAL TWO.

                                 PROPOSAL THREE
                      APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors has recommended, subject to shareholder approval, the appointment of Ernst & Young LLP as independent auditors to audit the consolidated financial statements of the Company for the fiscal year ending December 31, 1996.

     Representatives of Ernst & Young LLP are expected to be present at the Meeting and will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS APPROVE THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR THE YEAR 1996.

                       PROPOSALS FOR 1997 ANNUAL MEETING


     Under the regulations of the Commission, any shareholder desiring to make a proposal to be acted upon at the 1997 Annual Meeting of Shareholders must cause such proposal to be delivered, in proper form, to the Corporate Secretary of the Company, whose address is 4235 Innslake Drive, P.O. Box 1220, Glen Allen, Virginia 23060-1220, no later than November 29, 1996, in order for the proposal to be considered for inclusion in the Company's proxy statement and form of proxy for that meeting. The Company anticipates holding the 1997 Annual Meeting of Shareholders on May 6, 1997.



     The Company's Bylaws also prescribe the procedure a shareholder must follow to nominate directors or to bring other business before shareholders' meetings. For a shareholder to nominate a candidate for director at the 1997 Annual Meeting of Shareholders, notice of nomination must be received by the Corporate Secretary of the Company not less than 60 days and not more than 90 days prior to the meeting. The notice must describe various matters regarding the nominee and the shareholder giving notice. For a shareholder to bring other business before the 1997 Annual Meeting of Shareholders, notice must be received by the Corporate Secretary of the Company not less than 60 days and not more than 90 days prior to the meeting. The notice must include a description of the proposed business, the reasons therefor and other specified matters. Any shareholder may obtain a copy of the Company's Bylaws, without charge, upon written request to the Corporate Secretary of the Company.


                                 ANNUAL REPORTS

     THE COMPANY'S ANNUAL REPORT TO SHAREHOLDERS FOR THE FISCAL YEAR ENDED DECEMBER 31, 1995, INCLUDING CONSOLIDATED FINANCIAL STATEMENTS, IS BEING MAILED TO SHAREHOLDERS WITH THIS PROXY STATEMENT. A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K, EXCLUDING EXHIBITS, FOR 1995 FILED WITH THE COMMISSION CAN BE OBTAINED WITHOUT CHARGE BY WRITING TO DIANNE F. FOX, SENIOR VICE PRESIDENT AND CORPORATE SECRETARY, 4235 INNSLAKE DRIVE, P.O. BOX 1220, GLEN ALLEN, VIRGINIA 23060-1220.

                                                                       EXHIBIT A

                                  PROPOSAL TWO
                   AMENDMENT OF ARTICLES OF INCORPORATION TO
                      AUTHORIZE SHARES OF PREFERRED STOCK

     Article 3 of the Articles of Incorporation is amended by deleting the present Article 3 in its entirety and inserting therefor the following:


     3. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 55,000,000, of which 50,000,000 shares shall be Common Stock, no par value (the Common Stock), and 5,000,000 shares shall be Preferred Stock, no par value (the Preferred Stock).



     A. COMMON STOCK. Except as otherwise provided in the Virginia Stock Corporation Act as amended from time to time or in these Articles of Incorporation as they may be hereafter amended (the Articles), each share of Common Stock shall be entitled to one vote on all matters submitted to a vote at any meeting of shareholders and the exclusive general voting power of shareholders for all purposes shall be vested therein.



     B. PREFERRED STOCK. The Preferred Stock may be issued from time to time in one or more classes or series, with such designations, rights and preferences as shall be stated and expressed herein or in the resolution or resolutions authorizing the issue of shares of a particular class or series. The Board of Directors, by adoption of an amendment to these Articles, is expressly authorized to fix:



     (a) The annual or other periodic dividend rate for such class or series, the dividend payment dates, the date from which dividends on all shares of such class or series issued shall be cumulative and the extent of participation rights, if any;


     (b) The redemption price or prices, if any, for such class or series and other terms and conditions on which such class or series may or shall be retired and redeemed;

     (c) The designation and maximum number of shares of such class or series issuable;

     (d) The right to vote, if any, with holders of shares of any other class or series and the right to vote, if any, as a separate voting group, either generally or as a condition to specified corporate action;

     (e) The amounts payable upon shares in the event of voluntary or involuntary liquidation;

     (f) The rights, if any, of the holders of shares of such class or series to convert such shares into other classes or series and the terms and conditions of any such conversion; and

     (g) Such other rights and/or preferences as may be specified by the Board of Directors and not prohibited by law.


     C. NO PREEMPTIVE RIGHTS. No holder of shares of the Corporation of any class, now or hereafter authorized, shall as such holder have any preemptive right to subscribe to, purchase or receive any shares of the Corporation of any class, now or hereafter authorized, or any rights or options to subscribe to or purchase any such shares or other securities convertible into or exchangeable for or carrying rights or options to purchase shares of any class or other securities, which may at any time be issued, sold or offered for sale by the Corporation or subjected to rights or options to purchase granted by the Corporation.


                                      A-1

PROXY                   HILB, ROGAL AND HAMILTON COMPANY

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Robert H. Hilb, Timothy J. Korman and Walter L. Smith and each or any of them, proxy for the undersigned, with power of substitution to vote all the shares of Common Stock of Hilb, Rogal and Hamilton Company held of record by the undersigned on March 5, 1996, at the Annual Meeting of Shareholders to be held at 10:00 a.m., May 7, 1996, and at any adjournments thereof, upon the matters designated on the other side and as more fully set forth in the Proxy Statement and for the transaction of such business as may properly come before the meeting.

                          (Continued on reverse side)

--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

This proxy when properly executed will be voted in the manner directed by the undersigned shareholder. If no direction is made, this proxy will be voted FOR 1, 2 and 3.

1. ELECTION OF DIRECTORS FOR            INSTRUCTIONS: To withhold
   THREE YEAR TERMS EXPIRING AT         authority to vote for any
     THE 1999 ANNUAL MEETING:           individual nominee, write each
                                        such nominee's name in the
                                        following space:

                                        ----------------------------------------

   FOR Nominees                 WITHHOLD
   Theodore L. Chandler, Jr.,   AUTHORITY
   Norwood H. Davis, Jr. and    to vote for
   Thomas H. O'Brien            all such nominees
   (except as marked to the
   contrary at right).

2. PROPOSAL TO AMEND ARTICLES OF
   INCORPORATION FOR AUTHORIZATION
   OF 5,000,000 SHARES OF PREFERRED
   STOCK:

      FOR       AGAINST      ABSTAIN

3. PROPOSAL TO APPROVE THE APPOINTMENT
   OF ERNST & YOUNG LLP AS THE INDEPENDENT
   AUDITORS FOR THE COMPANY:

      FOR       AGAINST      ABSTAIN

4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

                                   Please sign exactly as name appears.
                                   When shares are held by joint
                                   tenants, both should sign. When signing
                                   in a representative capacity, please give full title as such. If a corporation, please sign in corporation's name by
                                   President or other authorized officer.
                                   If a partnership, please sign in
                                   partnership's name by authorized person.

                                   PLEASE MARK, SIGN, DATE AND
                                   RETURN THE PROXY PROMPTLY
                                   USING THE ENCLOSED ENVELOPE.

Signature(s)____________________Signature(s)____________________Date____________

--------------------------------------------------------------------------------
                              Fold and Detach Here



                                 ANNUAL MEETING
                                       of
                        HILB, ROGAL AND HAMILTON COMPANY

                              Tuesday, May 7, 1996
                                   10:00 a.m.
                                  Crestar Bank
                              919 East Main Street
                               Richmond, Virginia

                                     Agenda

* Election of Directors
* Proposal to Amend Articles of Incorporation to Authorize 5,000,000 Shares of Preferred Stock
* Proposal to Approve the Appointment of Independent Auditors
* Report on the Progress of the Company